SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.)

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NATIONWIDE VARIABLE INSURANCE TRUST
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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NATIONWIDE VARIABLE INSURANCE TRUST
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
(800) 848-6331

January 3, 2011

Dear Shareholder:

The enclosed Information Statement details a recent subadviser change relating to the NVIT Growth Fund (the “Fund”), a series of Nationwide Variable Insurance Trust (the “Trust”).

Specifically, the Board of Trustees of the Trust (the “Board”) has approved the selection of American Century Investment Management, Inc. (“American Century”) to serve as the new subadviser to the Fund. At the same time, the Board approved the termination of Aberdeen Asset Management Inc. (“Aberdeen”) as subadviser to the Fund.  These changes became effective on October 18, 2010.  The Trust has received an exemptive order from the Securities and Exchange Commission that allows certain subadviser changes to be made without shareholder approval (the “Manager of Managers Order”).  The Manager of Managers Order instead requires that this Information Statement be sent to you.

The Board approved the replacement of Aberdeen with American Century upon the recommendation of Nationwide Fund Advisors (“NFA”), the investment adviser to the Fund.  This recommendation was based on several factors, including:

•	the resignation of the Fund’s long-term previous portfolio manager and Aberdeen’s expressed intentions regarding its future support of the Fund;
•
the strategy that would be employed by American Century, based on bottom-up stock selection, and its strong relative historical performance during periods representing different types of market conditions;

•	American Century’s investment personnel who would be managing the Fund; and
•	American Century’s favorable reputation within variable annuity distribution channels and its potential to attract new assets to the Fund.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

                                                                                /s/Eric E. Miller
Eric E. Miller
Secretary, Nationwide Variable Insurance Trust

NATIONWIDE VARIABLE INSURANCE TRUST
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
 (800) 848-6331

INFORMATION STATEMENT

The Board of Trustees (the “Board”) of Nationwide Variable Insurance Trust (the “Trust”) is furnishing this Information Statement with respect to the NVIT Growth Fund (the “Fund”).  All owners (“Contract Owners”) of variable annuity contracts or variable life insurance policies (“variable contracts”) who, as of the date hereof, had selected the Fund as an underlying investment option within their variable contract will receive this Information Statement.  This Information Statement will be sent to Contract Owners on or about January 10, 2011. The Information Statement is also available online at www.nationwide.com/mutualfundsshareholdernews.  The Trust has received an exemptive order (the “Manager of Managers Order”) from the Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers that are unaffiliated with NFA, to terminate subadvisory relationships and to make changes to existing subadvisory agreements with the approval of the Board, but without obtaining shareholder approval, provided, among other things, that the Fund send to its shareholders (or, in this case, the Contract Owners who have selected the Fund as an underlying investment option) an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND
WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio or series of the Trust.  The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA.  Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the supervision and direction of the Board.  NFA selects subadviser(s) it believes will provide the Fund with high quality investment management services consistent with the Fund’s investment objective.  NFA is responsible for the overall monitoring of the Fund’s subadviser(s).

Effective October 18, 2010, American Century Investment Management, Inc. (“American Century”) began serving as subadviser to the Fund, replacing Aberdeen Asset Management Inc. (“Aberdeen”). As a result of this change, the assets of the Fund previously subadvised by Aberdeen are now subadvised by American Century.

American Century is independent of NFA and discharges its responsibilities subject to the oversight and supervision of NFA and the Board.  American Century is paid by NFA from the fees NFA receives from the Fund.  In accordance with procedures adopted by the Board, the subadviser of the Fund may effect portfolio transactions through an affiliated broker-dealer that receives brokerage commissions in connection therewith as permitted by applicable law.

The purpose of this Information Statement is to report the selection of American Century, located at 4500 Main Street, Kansas City, Missouri 64111, as the new subadviser to the Fund.  American Century began serving as the Fund’s subadviser on October 18, 2010, following action taken by the Board on September 14, 2010 to approve American Century as subadviser to the Fund.  The decision by the Board to approve American Century as subadviser, as well as other important information, is described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

As part of NFA’s duties to select and supervise the Fund’s subadvisers, NFA is responsible for communicating performance expectations to, and evaluating the performance of, each subadviser and recommending to the Board whether new subadvisers should be hired or whether a subadviser’s contract with the Trust should be renewed, modified or terminated.  NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

Aberdeen had managed the Fund since October 2007, and prior to that date, the Fund was managed directly by NFA.  Aberdeen recently informed NFA that the Fund’s portfolio manager, who had managed the Fund on behalf of Aberdeen since 2007, and before that on behalf of NFA since 2000, had resigned from Aberdeen in June 2010.  Aberdeen further informed NFA that, while it would retain the capabilities to continue to subadvise the Fund during the short-term, it was undertaking certain internal business changes that could leave Aberdeen, over the longer term, unable to appropriately subadvise the Fund in light of its investment objective and strategies.  In view of this information, NFA conducted a formal search for a subadviser that would replace Aberdeen.

NFA employed a subadviser selection process that was driven by certain qualitative and quantitative criteria, including performance record, investment strategies, strength and depth of management.  For those potential subadvisers that met the performance requirements, a number of other factors were applied, including how the potential subadviser’s strategy had performed during both up and down markets and whether the selection of any potential subadviser could contribute to the Fund’s ability to increase the size of its assets. Discussions and on-site due diligence visits were conducted with the potential subadvisers that met NFA’s qualitative and quantitative measures.  NFA then recommended that the Board approve the appointment of American Century to subadvise the Fund, thereby terminating Aberdeen as subadviser.

American Century

Of the potential subadvisers that were evaluated, NFA found American Century to be the most qualified and appropriate candidate to subadvise the Fund, considering the results of a detailed due diligence process as well as the Fund’s investment objectives and strategies.  American Century would employ a bottom-up approach to stock selection and manage the Fund based on the belief that, over the long term, stock price movements follow growth in earnings, revenues and/or cash flow.  American Century offered a portfolio management team led by two portfolio managers who have worked together since 1999 and that had exhibited strong risk-adjusted returns during periods of both up and down stock markets. In addition, American Century, which currently subadvises four of the Trust’s other portfolios, is well recognized within the distribution channels through which variable annuities that invest in the Fund are sold.  NFA therefore believed that the reputation of American Century, together with the strong historical performance of its portfolio management team, could result in increased sales of the Fund’s shares, thereby growing the size of the Fund’s assets, which in turn could provide the Fund with greater operating efficiencies and economies of scale.

Gregory J. Woodhams, CFA, and E.A. Prescott LeGard, CFA, are the portfolio managers who are jointly and primarily responsible for the day-to-day management of the Fund.  Mr. Woodhams is Chief Investment Officer, U.S. Growth Equity – Large Cap, Senior Vice President, and Senior Portfolio Manager of American Century.  He joined American Century in 1997 and became a portfolio manager in 1998.  He has a bachelor’s degree in economics from Rice University and an M.A. in economics from the University of Wisconsin.  Mr. LeGard is a Vice President and Portfolio Manager of American Century.  He joined American Century in 1999 and became a portfolio manager in 2000.  He has a bachelor’s degree in economics from DePauw University.

Based on the foregoing considerations, NFA recommended to the Board that it approve American Century as subadviser to the Fund.

BOARD CONSIDERATIONS

At a Board meeting held in-person on September 14, 2010, the Board, including the Trustees who are not considered “interested persons” under the Investment Company Act of 1940 (the “1940 Act”) (“Independent Trustees”), discussed and unanimously approved the termination of Aberdeen as subadviser to the Fund and the hiring of American Century as its new subadviser.  The Trustees were provided with detailed materials relating to American Century in advance of and at the meeting.  The Independent Trustees met in executive session with their independent legal counsel prior to the meeting to discuss information relating to the replacement of Aberdeen with American Century and the possible effect on the Fund.  The material factors and conclusions that formed the basis for the approval are discussed below.

The Nature, Extent, and Quality of the Services Provided by American Century as Subadviser.

The Board considered the situation presented by Aberdeen, and reviewed American Century’s investment strategy for large cap growth equity products as well as American Century’s process and performance record with respect to large cap growth equity portfolios.  The Board also examined and considered the experience of the investment personnel of American Century who would be managing the Fund.  Further, the Board considered the possibility that American Century’s favorable reputation within variable annuity distribution channels could materially increase the size of the Fund’s assets, thereby improving its operating efficiencies and providing shareholders with economies of scale.

Investment Performance.  The Board evaluated the Fund’s investment performance and considered the performance of the portfolio managers who were expected to manage the Fund on behalf of American Century. The Trustees concluded that the historical investment performance record of the portfolio managers who were expected to manage the Fund on behalf of American Century, in combination with various other factors, supported a decision to approve the subadvisory agreement.

Fee Level. The Board considered the Fund’s overall fee level and noted that the overall expenses of the Fund would not increase due to the subadvisory agreement, as American Century’s fees are paid out of the advisory fee that NFA receives from the Fund.  The Board concluded that the subadvisory fees to be paid to American Century were fair and reasonable in relation to the services and benefits provided to the Fund.

Economies of Scale.  The Board noted that the Fund’s current advisory and subadvisory fee schedules include breakpoints that are intended to result in fee reductions to shareholders over time as assets increase.

Profitability; Fall-Out Benefits.  The Board considered the factor of profitability to American Century as a result of the subadvisory relationship with the Fund.  In addition, the Board considered whether any “fall-out” or ancillary benefits would accrue to American Century as a result of its relationship with the Fund.

Terms of the Subadvisory Agreement.  The Board reviewed the terms of the subadvisory agreement and noted that the non-compensatory terms are substantially similar in all material respects as the terms of the subadvisory agreements that the Trust currently has in place with other unaffiliated subadvisers.  The Board concluded that the terms were fair and reasonable.

Conclusion.  Based on this information, the Board, including all of the Independent Trustees, concluded that the nature, extent and quality of the subadvisory services to be provided by American Century were appropriate for the Fund in light of its investment objective.  The totality of multiple factors taken together, instead of any single factor, informed the Board’s decision.  The Board concluded that the approval of the subadvisory agreement was in the best interests of the Fund and its shareholders and unanimously approved the subadvisory agreement.

THE SUBADVISORY AGREEMENT

The subadvisory agreement with American Century, dated March 11, 2010, as amended October 18, 2010 (the “Agreement”), was approved by the Board on September 14, 2010.  In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval.

The following is a brief summary of the material terms of the Agreement.

Term.  The Agreement has an initial term that expires on May 1, 2012 with respect to the Fund, and continues for successive one-year terms thereafter as long as its continuance is approved by the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval. The Agreement can be terminated on not more than 60-day written notice by NFA, the Trust on behalf of the Fund, a majority of the outstanding voting securities of the Fund, or American Century. The Agreement terminates automatically if assigned by any party.

Fees.  Under the Agreement, the annual fee payable by NFA to American Century (as a percentage of the Fund’s average daily net assets) is set forth in the table attached as Exhibit A. The overall advisory fees of the Fund would not increase because of the Agreement, as American Century’s fee is paid out of the advisory fee that NFA receives from the Fund.

Duties.  Under the Agreement, NFA is responsible for assigning all or a portion of the Fund’s assets to American Century and for overseeing and reviewing the performance of American Century.  American Century is required to manage the Fund in accordance with the Fund’s investment objectives and policies, subject to the supervision of NFA and the Board.

Brokerage.  Under the Agreement, American Century is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers American Century selects and to negotiate commissions to be paid on such transactions.  In doing so, American Century is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification.  Under the Agreement, American Century and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund’s shareholders in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties under the Agreement or violation of applicable law.

American Century is required, under the Agreement, to indemnify NFA, the Trust, the Fund and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of American Century’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law, as well as under certain other circumstances.  The Agreement also contains provisions pursuant to which NFA is required to indemnify American Century for any liability and expenses which may be sustained by American Century unless they were the result of American Century’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.

Regulatory Pronouncements.  The Agreement also includes provisions arising from regulatory changes.  These provisions include a requirement that American Century establish and maintain written proxy voting procedures in compliance with current applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act.  Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits American Century to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between American Century and other subadvisers to funds affiliated with the Fund.

Further Information. The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement.  A copy of the Agreement is on file with the SEC and is available (i) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (ii) by mail by sending your request to SEC Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); or (iii) at the SEC’s website - http://www.sec.gov - through the EDGAR system.

OTHER INFORMATION ABOUT AMERICAN CENTURY

American Century is located at 4500 Main Street, Kansas City, Missouri 64111.  The following table sets forth the name and principal occupation of the principal executive officer and each director of American Century.  The address of each person listed below is 4500 Main Street, Kansas City, Missouri 64111.

Name	Title	Principal Occupation
Jonathan Stuart Thomas	Executive Vice President and Director
President and Chief Executive Officer, American Century Companies, Inc. (“ACC”), the parent company of American Century. Also serves as: President, Chief Executive Officer and Director, American Century Services, LLC; Executive Vice President, American Century; Director, American Century, American Century Investment Services, Inc. and other ACC subsidiaries.

Enrique Chang	President/Chief Executive Officer/Chief Investment Officer	President, Chief Executive Officer and Chief Investment Officer of American Century
James Evans Stowers, Jr.	Director
Founder of ACC.  Serves as a member of the board of directors of the Stowers Institute for Medical Research, Stowers Resource Management, Inc. (SRM), BioMed Valley Corporation and BioMed Valley Discoveries, Inc. Each of these entities is part of a biomedical research organization that conducts basic research to find the keys to the causes, treatment and prevention of disease. Mr. Stowers also serves as the co-chair of the SRM board and is a member of SRM’s executive committee.

MORE ABOUT FEES AND EXPENSES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B.

During the fiscal year ended December 31, 2009, the Fund paid the amounts to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund’s investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including the Independent Trustees, on March 10, 2010.  The Investment Advisory Agreement was last approved by Fund shareholders on April 25, 2007.  The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the supervision and direction of the Board: (i) sets overall investment strategy for the Fund; (ii) has overall supervisory responsibility for the general management and investment of the Fund’s assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of the Fund’s assets not otherwise assigned to a subadviser.  With regard to subadvisers, NFA, subject to the supervision and direction of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser’s ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser’s contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser.  Finally, NFA is responsible for providing periodic reports to the Board concerning the Fund’s business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not more than 60-day written notice to the other party.  The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

As of October 18, 2010, the Fund had issued outstanding shares in the amounts as set forth in the table attached as Exhibit D.

As of October 18, 2010, to the Trust’s knowledge, no person, except as set forth in the table at Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of October 18, 2010, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although the Trust is not asking Contract Owners to vote on the approval of American Century as subadviser to the Fund, the Trust is required by the rules of the SEC to summarize the voting rights of Contract Owners.  Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option.  Shares of the Fund are available exclusively as a pooled funding vehicle for variable contracts offered by the separate accounts, or sub-accounts thereof, of certain life insurance companies (“Participating Insurance Companies”).  The Participating Insurance Companies own shares of the Fund as depositors for the Contract Owners.  Thus, individual Contract Owners do not vote on such matters directly because they are not shareholders of the Fund. Rather, the Participating Insurance Companies and their separate accounts are shareholders and will then vote the shares of the Fund attributable to the Contract Owners in accordance with Contract Owners’ voting instructions.  If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against, or abstain) to those for which timely voting instructions have been received.  As a result, those Contract Owners that choose to vote, as compared with their actual percentage of ownership of the Fund, may control the outcome of the vote.

Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote.  Contract Owners also may revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders and to Contract Owners.

The foregoing description of Contract Owner voting rights with respect to the Fund is only a brief summary of these rights.  Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter.  Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an indirect wholly owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Funds’ shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees.  NFM also serves as transfer agent and dividend disbursing agent for the Fund.  The address for NFA, NFD and NFM is 1000 Continental Drive, Suite 400, King of Prussia, Pennsylvania 19406.

NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of American Century, nor do any such Officers or Trustees own securities issued by American Century or have any other material direct or indirect interest in American Century.

The Trust will furnish without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free (800) 848-6331. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.

By Order of the Board of Trustees of Nationwide Variable Insurance Trust,

/s/Eric E. Miller
Eric E. Miller, Secretary

January 3, 2011

EXHIBIT A

SUBADVISORY FEES

The annual fee payable by NFA to American Century (as a percentage of the Fund’s average daily net assets under American Century’s management) is set forth in the following table.

Fund Name	Subadvisory Fees
NVIT Growth Fund	0.32% on Subadviser Assets up to $750 million; 0.29% on Subadviser Assets of $750 million and more.

A-1

EXHIBIT B

INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table.

Fund Name	Advisory Fees
NVIT Growth Fund
0.60% on assets up to $250 million;
0.575% on assets of $250 million and more but less than $1 billion;
0.55% on assets of $1 billion and more but less than $2 billion;
0.525% on assets of $2 billion and more but less than $5 billion; and
0.50% for assets of $5 billion and more.

B-1

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the fiscal year ended December 31, 2009. The amount indicated is net of waivers and reimbursements.

Fund	Advisory Fees
NVIT Growth Fund	$664,085

C-1

EXHIBIT D

As of October 18, 2010, the Fund had issued outstanding the shares in the amount set forth in the table below.

Fund	Number of Shares Outstanding
NVIT Growth Fund Class I	7,561,730.238
Class IV	1,699,491.220

D-1

EXHIBIT E

As of October 18, 2010, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund:

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the class Held by the Shareholder
NVIT Growth Fund Class I
NATIONWIDE LIFE INSURANCE COMPANY NWVAII Po Box 182029 Columbus, OH 43218	2,664,842.099	35.24%
NATIONWIDE LIFE INSURANCE COMPANY NWVA9 Po Box 182029 Columbus, OH 43218	2,155,594.949	28.51%
NATIONWIDE LIFE INSURANCE COMPANY Po Box 182029 Columbus, OH 43218	1,019,679.666	13.48%
NATIONWIDE LIFE INSURANCE COMPANY NWVLI2 Po Box 182029 Columbus, OH 43218	911,673.409	12.06%
NVIT Growth Fund Class IV
NATIONWIDE LIFE INSURANCE COMPANY PMLIC-VLI Po Box 182029 Columbus, OH 43218	1,415,493.905	83.29%
NATIONWIDE LIFE AND ANNUITY INSURANCE CO PLACA-VLI Po Box 182029 Columbus, OH 43218	141,862.453	8.35%
NATIONWIDE LIFE AND ANNUITY INSURANCE CO PLACA-VA Po Box 182029 Columbus, OH 43218	132,621.830	7.80%

E-1